EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:

Aehr Test Systems Ken Spink Chief Financial Officer (510) 623-9400 x309	MKR Investor Relations Inc. Todd Kehrli or Jim Byers Analyst/Investor Contact (213) 277-5550 aehr@mkr-group.com

Aehr Reports Record Quarterly Bookings Driven by Demand for

Wafer Level Test and Burn-in of Semiconductors for Electric Vehicles

Fremont, CA (March 30, 2023) – Aehr Test Systems (NASDAQ: AEHR), a worldwide supplier of semiconductor test and reliability qualification equipment, today announced financial results for its third quarter of fiscal 2023 ended February 28, 2023.

Fiscal Third Quarter Financial Results:

•	Net sales were $17.2 million, up 13% from $15.3 million in the third quarter of fiscal 2022.
•	GAAP net income was $4.1 million, or $0.14 per diluted share, up 84% compared to GAAP net income of $2.2 million, or $0.08 per diluted share, in the third quarter of fiscal 2022, which includes the impact of a $1.0 million adjustment for excess and obsolete inventory related to legacy products.
•	Non-GAAP net income, which excludes the impact of stock-based compensation, was $4.7 million, or $0.16 per diluted share, compared to non-GAAP net income of $3.1 million, or $0.11 per diluted share, in the third quarter of fiscal 2022.
•	Bookings were $33.3 million, the highest quarterly bookings in the Company’s history.
•	Backlog as of February 28, 2023, was $31.6 million. Effective backlog which includes all orders received since the end of the third quarter is $41 million.

Fiscal First Nine Months Financial Results:

•	Net sales were $42.7 million, up 40% from $30.5 million in the first nine months of fiscal 2022.
•	GAAP net income was $8.4 million, or $0.29 per diluted share, compared to GAAP net income of $3.7 million, or $0.13 per diluted share, in the first nine months of fiscal 2022, which includes the impact of a $1.7 million gain from the forgiveness of the Paycheck Protection Program loan and a $1.0 million excess and obsolete inventory adjustment related to legacy products.
•	Non-GAAP net income was $10.5 million, or $0.36 per diluted share, which excludes the impact of stock-based compensation, compared to non-GAAP net income of $4.1 million, or $0.15 per diluted share, in the first nine months of fiscal 2022, which excludes the impact of stock-based compensation, and forgiveness of the Paycheck Protection Program loan.

An explanation of the use of non-GAAP financial measures and a reconciliation of Aehr’s non-GAAP financial measures to the most directly comparable GAAP financial measures can be found in the accompanying tables.

Aehr Test Systems Reports Third Quarter Fiscal 2023 Financial Results

March 30, 2023

Gayn Erickson, President and CEO of Aehr Test Systems, commented:

“Aehr had another great quarter, with revenue and net income ahead of consensus estimates. We finished the quarter with record bookings for a single quarter of $33.3 million and a strong backlog of $31.6 million. Our effective backlog which includes all orders received since the end of the third quarter is $41 million. Total bookings for the fiscal year to date including over $9 million in bookings received in March is $72.5 million.

“Our momentum in silicon carbide wafer level burn-in continues to grow. During the quarter, our second major silicon carbide semiconductor customer moved from an initial FOX-NPTM dual wafer system for engineering and qualification to purchasing their first production FOX-XPTM multi-wafer test and burn-in systems including our new high voltage option with high voltage arc suppression technology. These systems will be upgraded to include our new fully integrated and automated WaferPakTM Aligner that we are beginning shipments of this quarter. Last week, we announced a follow-on order from this customer for production quantities of our WaferPak full wafer Contactors that will be used with these systems. We believe that this major silicon carbide customer will purchase a large number of our FOX-XP systems to meet their publicly announced significant increase in planned capacity and revenue growth over the next several years and through the end of the decade.

“In addition, our lead silicon carbide customer continued to ramp up their production and their use of our FOX-XP production systems and WaferPak Contactors. During the quarter, we received a $25 million order for a significant number of additional FOX-XP wafer level test and burn-in systems scheduled to ship over the next six to seven months to meet their increased capacity needs for producing silicon carbide devices for electric vehicles, chargers, and electrification infrastructure. Earlier this month, we also announced a $6.7 million follow-on order for WaferPaks from the same customer, representing about half of the total WaferPak full wafer Contactors needed for these FOX-XP systems that each have the capacity to test and burn-in 18 full wafers of devices at a time.

“We also continue to make great progress with our previously announced benchmarks and engagements with prospective new customers. We continue to work closely with one of the largest silicon carbide players in the world on a large wafer level benchmark and qualification. We are excited that this large wafer level benchmark and qualification continues toward success as the silicon carbide supplier finishes their internal processes to complete the qualification. As with our other large silicon carbide customers, we expect this silicon carbide supplier to require significant capacity of wafer level test and burn-in systems to meet the fast-growing demand for silicon carbide devices and electric vehicles over the next decade.

“We also had a very productive quarter in terms of new customer engagements, which has continued into this quarter. With essentially all Covid-related restrictions behind us throughout the world, our customer-facing meetings and our progress on new customer opportunities have grown substantially. Since last quarter’s conference call, we have added commitments from three additional companies currently making silicon carbide to move forward with full wafer level evaluations and/or directly to purchase our systems.

“In addition to our momentum in silicon carbide, we are also now engaged with several gallium nitride semiconductor suppliers ranging from Radio Frequency (RF) to power devices. Since our last call, we also received a commitment from a very large multinational semiconductor supplier to move forward with a full wafer level evaluation of gallium nitride devices. This evaluation includes our new high voltage option for doing the critical High Temperature Reverse Bias stress test needed for gallium nitride MOSFETs and amplifiers. We believe gallium nitride will be a significant market, driven by some very high-volume applications such as RF amplifiers, consumer electronic power converters and chargers, solar power inverters, and charger and converter applications in standard and electric vehicles. Feedback from companies has been that several of these applications will require production burn-in to meet the applications’ critical quality and reliability needs. With our proven FOX-XP wafer level burn-in solution and its cost-effective ability to test thousands of devices in parallel and up to nine wafers at a time with high voltage capability, we believe we are well positioned to capitalize on this opportunity and believe gallium nitride can expand our total addressable market in a meaningful way.

Aehr Test Systems Reports Third Quarter Fiscal 2023 Financial Results

March 30, 2023

“We also continue to be enthusiastic about the silicon photonics market, especially as it looks to expand its use beyond fiber optic transceivers to become an embedded application that integrates fiber optic technology into the chipsets. Multiple market leaders have publicly discussed their investments to integrate silicon photonics transceivers into their microprocessors, graphics processors, and chipsets. While we believe this transition is still several years out, we also believe the silicon photonics test and burn-in market can become significant and could grow to be as large or larger than the silicon carbide market later in this decade.

“We are very encouraged by the continued positive momentum and expanding growth opportunities we see with our current and prospective customers. We remain confident that our bookings will grow faster than revenue this fiscal year as the ramp in demand for silicon carbide and electric vehicles increases, setting us up with strong momentum heading into our fiscal 2024 that begins in June.”

Update on ATM Offering

Aehr Test Systems is also providing an update today on its previously announced offer to sell up to $25 million of the Company’s common stock on the open market via an At-The-Market (ATM) offering. During the quarter, the Company received gross proceeds totaling $7.3 million on the sale of 208,917 shares at an average price of $34.78 per share, and $17.7 million remains available under this ATM. Under the terms of the ATM equity distribution agreement, the company may not sell shares during the Company’s closed trading windows when it is deemed the company may be in possession of material non-public information. The Company only plans on selling shares against the ATM during open trading windows and when it believes it would provide the best source of capital with minimal dilution to existing shareholders.

Fiscal 2023 Financial Guidance:

For the fiscal year ending May 31, 2023, Aehr is reiterating its previously provided guidance for total revenue to be at least $60 million to $70 million, representing growth of at least 18% to 38% year over year with strong profit margins similar to last fiscal year. Aehr also continues to expect bookings to grow faster than revenues in fiscal 2023 as the ramp in demand for silicon carbide in electric vehicles increases exponentially throughout the decade.

Management Conference Call and Webcast

Aehr Test Systems will host a conference call and webcast today at 5:00 p.m. Eastern (2:00 p.m. PT) to discuss its third quarter fiscal 2023 operating results. To access the live call, dial +1 877-270-2148 (US and Canada) or +1 412-902-6510 (International) and ask to join the Aehr Test Systems earnings call.

In addition, a live and archived webcast of the conference call will be available over the Internet at www.aehr.com in the Investor Relations section and may also be accessed by clicking here. A replay of the conference call will also be available via telephone beginning approximately two hours after conclusion of the call and will remain available for one week. To access the call replay, dial +1 877-344-7529 (US and Canada) or +1 412-317-0088 (International) and enter replay passcode 2107882.

Aehr Test Systems Reports Third Quarter Fiscal 2023 Financial Results

March 30, 2023

About Aehr Test Systems

Headquartered in Fremont, California, Aehr Test Systems is a worldwide provider of test systems for burning-in semiconductor devices in wafer level, singulated die, and package part form, and has installed over 2,500 systems worldwide. Increased quality and reliability needs of the Automotive and Mobility integrated circuit markets are driving additional test requirements, incremental capacity needs, and new opportunities for Aehr Test products in package, wafer level, and singulated die/module level test. Aehr Test has developed and introduced several innovative products, including the ABTSTM and FOX-PTM families of test and burn-in systems and FOX WaferPakTM Aligner, FOX WaferPak Contactor, FOX DiePak® Carrier and FOX DiePak Loader. The ABTS system is used in production and qualification testing of packaged parts for both lower power and higher power logic devices as well as all common types of memory devices. The FOX-XP and FOX-NP systems are full wafer contact and singulated die/module test and burn-in systems used for burn-in and functional test of complex devices, such as leading-edge silicon carbide-based power semiconductors, memories, digital signal processors, microprocessors, microcontrollers, systems-on-a-chip, and integrated optical devices. The FOX-CP system is a new low-cost single-wafer compact test and reliability verification solution for logic, memory and photonic devices and the newest addition to the FOX-P product family. The WaferPak Contactor contains a unique full wafer probe card capable of testing wafers up to 300mm that enables IC manufacturers to perform test and burn-in of full wafers on Aehr Test FOX systems. The DiePak Carrier is a reusable, temporary package that enables IC manufacturers to perform cost-effective final test and burn-in of both bare die and modules. For more information, please visit Aehr Test Systems’ website at www.aehr.com.

Safe Harbor Statement

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Aehr’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “going to,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “sees,” or “continue,” or the negative of these words or other similar terms or expressions that concern Aehr’s expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this press release include, but are not limited to, Aehr’s ability to generate bookings and revenue increases in the future; future requirements and orders of Aehr’s new and existing customers; bookings forecasted for proprietary WaferPakTM and DiePak consumables across multiple market segments; the temporary nature of customer pushouts; shipping timelines for products and follow-on capacity orders; the growth of Aehr’s systems and consumables, including as a percentage of total sales; financial guidance for fiscal 2023, including related to revenue and profitability, and expectations regarding fiscal 2023; Aehr’s ability to expand its number of customers using its FOX-PTM solutions; the ability to secure potential customer engagements; and expectations related to long-term demand for Aehr’s productions and the attractiveness of key markets. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in Aehr’s recent 10-K, 10-Q and other reports filed from time to time with the Securities and Exchange Commission. Aehr disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

– Financial Tables to Follow –

Aehr Test Systems Reports Third Quarter Fiscal 2023 Financial Results

March 30, 2023

AEHR TEST SYSTEMS AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Nine Months Ended
	Feb 28,	Nov 30,	Feb 28,	Feb 28,	Feb 28,
	2023	2022	2022	2023	2022

Net sales	$17,206	$14,815	$15,283	$42,692	$30,540
Cost of sales	8,331	6,904	8,886	21,425	17,343
Gross profit	8,875	7,911	6,397	21,267	13,197

Operating expenses:
Selling, general and administrative	3,250	2,875	2,612	8,650	7,054
Research and development	1,832	1,551	1,529	4,881	4,163
Total operating expenses	5,082	4,426	4,141	13,531	11,217

Income from operations	3,793	3,485	2,256	7,736	1,980

Interest income (expense), net	374	263	1	758	(9)
Gain from forgiveness of PPP loan	-	-	-	-	1,698
Other (expense) income, net	(18)	(5)	10	1	68

Income before income tax expense	4,149	3,743	2,267	8,495	3,737

Income tax expense	(17)	(18)	(24)	(49)	(81)

Net income	$4,132	$3,725	$2,243	$8,446	$3,656

Net income per share
Basic	$0.15	$0.14	$0.08	$0.31	$0.14
Diluted	$0.14	$0.13	$0.08	$0.29	$0.13

Shares used in per share calculations:
Basic	27,893	27,579	26,871	27,571	25,684
Diluted	29,373	29,080	28,854	29,080	27,510

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Aehr Test Systems Reports Third Quarter Fiscal 2023 Financial Results

March 30, 2023

AEHR TEST SYSTEMS AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Results

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Nine Months Ended
	Feb 28,	Nov 30,	Feb 28,	Feb 28,	Feb 28,
	2023	2022	2022	2023	2022

GAAP net income	$4,132	$3,725	$2,243	$8,446	$3,656
Stock-based compensation expense	592	793	880	2,095	2,186
Gain from forgiveness of PPP loan	-	-	-	-	(1,698)
Non-GAAP net income	$4,724	$4,518	$3,123	$10,541	$4,144

GAAP net income per diluted share	$0.14	$0.13	$0.08	$0.29	$0.13
Non-GAAP net income per diluted share	$0.16	$0.16	$0.11	$0.36	$0.15
Shares used in GAAP diluted shares calculation	29,373	29,080	28,854	29,080	27,510
Shares used in non-GAAP diluted shares calculation	29,373	29,080	28,854	29,080	27,510

Non-GAAP net income is a non-GAAP measure and should not be considered a replacement for GAAP results. Non-GAAP net income is a financial measure the Company uses to evaluate the underlying results and operating performance of the business. The limitation of this measure is that it excludes items that impact the Company's current period net income. This limitation is best addressed by using this measure in combination with net income (the most directly comparable GAAP financial measure). These measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies.

We believe these measures enhance investors’ ability to review the company’s business from the same perspective as the Company’s management and facilitate comparisons of this period’s results with prior periods.

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Aehr Test Systems Reports Third Quarter Fiscal 2023 Financial Results

March 30, 2023

AEHR TEST SYSTEMS AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands, except per share data)

(unaudited)

	February 28,	November 30,	May 31,
	2023	2022	2022
ASSETS

Current assets:
Cash and cash equivalents	$17,188	$18,874	$31,484
Short-term investments	25,577	17,710	-
Trade and other accounts receivable, net	11,389	10,156	12,859
Inventories	21,619	17,972	15,051
Prepaid expenses and other	808	823	613
Total current assets	76,581	65,535	60,007

Property and equipment, net	1,281	1,263	1,203
Operating lease right-of-use assets	6,293	561	917
Other assets	241	184	201
Total assets	$84,396	$67,543	$62,328

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$4,988	$3,949	$4,195
Accrued expenses	3,489	2,566	3,610
Operating lease liabilities, short-term	68	551	794
Customer deposits and deferred revenue, short-term	843	3,680	2,415
Total current liabilities	9,388	10,746	11,014

Operating lease liabilities, long-term	6,324	65	212
Deferred revenue, long-term	8	25	69
Other liabilities	42	40	44
Total liabilities	15,762	10,876	11,339

Total shareholders' equity	68,634	56,667	50,989

Total liabilities and shareholders' equity	$84,396	$67,543	$62,328

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